As filed with the Securities and Exchange Commission on July 6, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ENTEGRIS, INC.
(Exact name of registrant as specified in its charter)
Delaware	41-1941551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
129 Concord Road, Billerica, MA 01821, (978) 436-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph Colella, Esq.
Senior Vice President, General Counsel and Secretary
Entegris, Inc.
129 Concord Road
Billerica, MA 01821
(978) 436-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Mike Ringler
Laura A. Kaufmann Belkhayat
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Prospectus

Entegris, Inc.
378,841 Shares
Common Stock
We are registering a total of up to 378,841 shares of our common stock, par value $0.01 per share, that are issuable to certain former employees, non-employee directors and other eligible service providers of CMC Materials, Inc. (“CMC”) under the Securities Act of 1933, as amended (the “Securities Act”), upon the exercise and settlement of certain stock options (the “Adjusted CMC Stock Options”) outstanding under the CMC Materials, Inc. 2021 Omnibus Incentive Plan (the “CMC 2021 Plan”) and the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan, as amended (the “CMC 2012 Plan” and together with the CMC 2021 Plan, the “CMC Plans”), that we assumed pursuant to the Merger Agreement (as defined below) in connection with the closing of the Merger (as defined below), generally subject to the terms and conditions of the underlying award agreements.
The aggregate number of shares of our common stock subject to the Adjusted CMC Stock Options under the CMC Plans is 378,841 shares. The exercise prices of the Adjusted CMC Stock Options range from approximately $21.59 to $93.85 per share of our common stock. If the holders of all such options purchase all the shares of our common stock subject to the assumed options, we will receive aggregate net proceeds of up to approximately $15 million.
Our common stock is listed for trading on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “ENTG.” On July 6, 2022, the last reported sales price of our common stock on the NASDAQ was $91.00 per share.
See “Risk Factors” beginning on page S-6 of this prospectus to read about important factors you should consider before investing in our common stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 6, 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this process, we may sell from time to time the securities described in this prospectus.
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
When used in this prospectus, unless otherwise specified or unless the context indicates otherwise, the terms “Company,” “Entegris,” “we,” “us,” and “our” refer to Entegris, Inc. and, where appropriate, its consolidated subsidiaries, including, following the closing of the Merger, CMC, and “CMC” refers to CMC Materials, Inc. and, where appropriate, its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 4, 2022;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended 2022 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 17, 2022;

•	our Quarterly Report on Form 10-Q for the fiscal quarters ended April 2, 2022, filed with the SEC on April 26, 2022;
•
our Current Reports on Form 8-K, filed with the SEC on January 19, 2022, January 31, 2022, April 4, 2022 (with respect to Item 8.01 only), April 6, 2022, April 8, 2022, April 15, 2022, April 27, 2022, June 16, 2022, June 17, 2022 and July 6, 2022; and

•
the description of our common stock contained in Exhibit 4.1 to our Annual Report, filed with the SEC on February 7, 2020, and any amendment or report filed for the purpose of updating such description.

In addition, we also incorporate by reference the following information from the period filings that have been prepared and filed by CMC with the SEC:
•
the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of CMC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on November 12, 2021; and

•
the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of CMC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 5, 2022.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Entegris, Inc.
Attn: Corporate Secretary
129 Concord Road
Billerica, MA 01821
(978) 436 - 6500

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents that we incorporate by reference may contain statements that are not historical facts and are “forward-looking statements” within the meaning of U.S. securities laws. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. This prospectus and the documents that we incorporate by reference may contain statements that are not historical facts and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements may include statements about the impact of the Merger; the effect of the COVID-19 pandemic on our operations and markets, including supply chain issues related thereto; future period guidance or projections; our performance relative to our markets, including the drivers of such performance; market and technology trends, including the duration and drivers of any growth trends and the impact of the COVID-19 pandemic on such trends; the development of new products or new applications for existing products and the success of their introductions; the focus of our engineering, research and development projects and levels of spending related thereto; our ability to execute on our business strategies, including with respect to our expansion of our manufacturing presence in Taiwan; our capital allocation strategy, which may be modified at any time for any reason, including share repurchases, dividends, debt repayments and potential acquisitions; the impact of the acquisitions we have made and commercial partnerships we have established; future capital and other expenditures, including estimates thereof; our expected tax rate; the impact, financial or otherwise, of any organizational changes; the impact of accounting pronouncements; quantitative and qualitative disclosures about market risk; and other matters.
These forward-looking statements are based on current management expectations and assumptions only as of the date of this prospectus or the document on which such statements first appear, are not guarantees of future performance and involve substantial risks and uncertainties (many of which are beyond our control and are difficult to predict) that could cause our actual results to differ materially and adversely from the results expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, but are not limited to:
•	Weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for Entegris’ and CMC’s products and solutions;
•	Entegris’ and CMC’s ability to meet rapid demand shifts;
•	Entegris’ and CMC’s ability to continue technological innovation and introduce new products to meet customers’ rapidly changing requirements;
•	Entegris’ and CMC’s ability to protect and enforce intellectual property rights;
•	Operational, political and legal risks of Entegris’ and CMC’s international operations;
•	The increasing complexity of certain manufacturing processes;
•	Raw material shortages, supply and labor constraints and price increases;
•	Changes in government regulations of the countries in which Entegris and CMC operate;
•
The imposition of tariffs, export controls and other trade laws and restrictions and changes in foreign and national security policy, especially as they relate to China and as they may arise with respect to recent developments regarding Russia and Ukraine;

•	The fluctuation of currency exchange rates;
•	Fluctuations in the market price of our stock;
•	The level of, and obligations associated with, our indebtedness, including the notes, and the risks related to holding the notes;

•
The impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; and

•
The other risk factors and additional information described in this prospectus under the caption “Risk Factors,” as well as our filings with the SEC, including under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 4, 2022, our Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2022, filed on April 26, 2022, CMC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed on November 12, 2021, CMC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on May 5, 2022 and in our other subsequent periodic filings.

In addition, risks that could cause actual results to differ from forward-looking statements include: the prompt and effective integration of CMC’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the Merger; unanticipated difficulties or expenditures relating to the Merger; the outcome of any legal proceedings related to the Merger, the response and retention of business partners and employees as a result of the Merger; and the diversion of management time on transaction-related issues.
Investors are cautioned not to place undue reliance on these forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we undertake no obligation to update publicly any forward-looking statements or information contained or incorporated by reference herein.

SUMMARY
This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference carefully, including the section entitled “Risk Factors” in our latest Annual Report on Form 10-K and any updates to such risks in subsequently filed Quarterly Reports on Form 10-Q and our financial statements and the notes thereto incorporated by reference into this prospectus before making an investment decision.
THE COMPANY
We are a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries. Our mission is to help our customers improve their productivity, performance and technology by providing enhanced materials and process solutions for the most advanced manufacturing environments. We leverage our unique breadth of capabilities to create mission-critical microcontamination control products, specialty chemicals and advanced materials handling solutions that maximize manufacturing yields, reduce manufacturing costs and enable higher device performance for our customers.
We were incorporated under the law of the State of Delaware on March 17, 2005, in connection with a Merger between Entegris, Inc., a Minnesota corporation, and Mykrolis Corporation, a Delaware corporation. Our principal executive offices are located at 129 Concord Road, Billerica, Massachusetts 01821, and our telephone number is (978) 436-6500. Our Internet website is www.Entegris.com. The information provided on our Internet website is not a part of this prospectus and, therefore, is not incorporated herein by reference.
On July 6, 2022, we completed our previously announced acquisition of CMC. Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of December 14, 2021 (the “Merger Agreement”), by and among Entegris, Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Entegris (“Merger Sub”), and CMC, Merger Sub merged with and into CMC, with CMC as the surviving entity (the “Merger”). As a result of the Merger, CMC became a wholly owned subsidiary of Entegris.

RISK FACTORS
An investment in our common stock involves a number of risks. You should carefully consider all the information set forth in this prospectus and any accompanying prospectus supplement and incorporated by reference herein before deciding to invest in the common stock. In particular, we urge you to consider carefully the factors set forth below and under “Part I, Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and “Part II, Item 1A—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended April 2, 2022, which is incorporated by reference herein (as such risk factors may be updated from time to time in our public filings, including our most recent Quarterly Report on Form 10-Q incorporated by reference herein). Any of these risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus and any accompanying prospectus supplement. While we believe we have identified and discussed below and in the documents incorporated by reference herein the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such business, financial condition and results of operations in the future. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.
Risks Related to the Combined Company
Integrating the businesses of Entegris and CMC may be more difficult, costly or time-consuming than expected and we may fail to realize the anticipated benefits of the Merger, which may adversely affect our business results and negatively affect the value of our common stock.
The success of the combined company, among other things, depends upon the ability of Entegris and CMC to integrate their businesses in a manner that realizes growth opportunities and cost savings, including the meaningful revenue synergies, $75 million in run-rate cost synergies that Entegris expects to realize within 12 to 18 months after the closing of the Merger and $40 million in one-time capital expenditure synergies (over a two-year period).
However, Entegris and CMC must successfully integrate their respective businesses in a manner that permits these benefits to be realized. In addition, we must achieve the anticipated growth opportunities, revenue synergies, run-rate cost synergies and one-time capital expenditure synergies without adversely affecting current revenues and investments in future growth. If we are not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully (or at all), may take longer to realize than expected, or may have other adverse effects that we do not currently foresee.
In addition, the actual integration may result in additional and unforeseen expenses, and all anticipated benefits of the integration plan may not be realized. Growth opportunities and cost savings, including run-rate cost synergies and one-time capital expenditure synergies, if achieved, may be lower than what we expect and may take longer to achieve than anticipated. If we are not able to adequately address integration challenges, we may be unable to successfully integrate the operations or realize the anticipated benefits of the integration of the two companies. An inability to realize the full extent of the anticipated benefits of the Merger could have an adverse effect upon our revenues, level of expenses and operating results, which may adversely affect the value of our common stock.

The failure to successfully integrate the businesses and operations of Entegris and CMC in the expected time frame may adversely affect our future results.
Entegris and CMC operated independently until the Merger was finalized. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Entegris employees or key CMC employees, the loss of customers, the disruption of ongoing business, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Entegris and CMC in order to realize the anticipated benefits of the Merger and failure to perform as expected could have an adverse impact on our common stock:
•	combining the companies’ operations and corporate functions;
•
combining the businesses of Entegris and CMC and meeting our capital requirements following the Merger in a manner that permits us to achieve any cost savings or revenue synergies anticipated to result from the Merger, the failure of which would result in the anticipated benefits of the Merger not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies;
•	integrating the companies’ technologies;
•	integrating and unifying the offerings and services available to customers;
•	identifying and eliminating redundant and underperforming functions and assets;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;
•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure;
•	coordinating distribution and marketing efforts;
•	managing the movement of certain positions to different locations; and
•	coordinating geographically dispersed organizations.
The combined company may be unable to retain Entegris and CMC personnel successfully.
The success of the combined company will depend in part on our ability to retain the talents and dedication of the professionals currently employed by us. It is possible that these employees may decide not to remain with us as a combined company. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, our business activities may be adversely affected and management’s attention may be diverted from successfully integrating Entegris and CMC to hiring suitable replacements, all of which may cause our business to suffer. In addition, we may not be able to locate suitable replacements for any key employees who leave either company or offer employment to potential replacements on reasonable terms.
The combined company’s significant debt may limit its financial flexibility.
Entegris incurred a substantial amount of debt in connection with the Merger, including a $2,495 million new term loan facility, $1.6 billion of secured notes and $895 million of senior unsecured notes. We used a portion of the proceeds from our new term loan facility to refinance and terminate our existing term loan facility and CMC’s existing credit facilities. We also increased the commitments under our revolving credit facility by $175.0 million. Accordingly, as of March 31, 2022, on a pro forma basis, we would have had approximately $5.7 billion of total debt.

Our substantial indebtedness could have adverse effects on our financial condition and results of operations, including:
•	increasing our vulnerability to changing economic, regulatory and industry conditions;
•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry;
•	limiting our ability to pay dividends to our stockholders;
•	limiting our ability to borrow additional funds; and
•
increasing our interest expense and requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, share repurchases, dividends and other purposes.

Our ability to make scheduled payments of the principal of, and to pay interest on or to refinance our indebtedness will depend on, among other factors, our financial positions and performance, as well as prevailing market conditions and other factors beyond our control. The combined business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures and meet our other liquidity needs. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital or debt refinancing on terms that may be onerous. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations that, if not cured or waived, could accelerate our repayment obligations under all of our outstanding debt, which could have a material adverse effect on our business, results of operations or financial condition.
In addition, the level and quality of our earnings, operations, business and management, among other things, will impact the determination of our credit ratings. A decrease in the ratings assigned to Entegris by the ratings agencies may negatively impact our access to the debt capital markets and increase our cost of borrowing. There can be no assurance that we will be able to obtain any future required financing on acceptable terms or at all. In addition, there can be no assurance that we will be able to maintain the current credit worthiness or prospective credit ratings. Any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on our liquidity, capital position or access to capital markets.
The covenants contained in the agreements governing Entegris’ indebtedness impose restrictions on us and certain of our subsidiaries that may affect our ability to operate our businesses.
The agreements that govern our indebtedness, including the indebtedness we incurred in connection with financing the Merger, contain various affirmative and negative covenants. Such covenants, subject to certain significant exceptions, restrict the ability of Entegris and certain of its subsidiaries to, among other things, incur liens, incur debt, engage in mergers, consolidations and acquisitions, transfer assets outside the ordinary course of business, make loans or other investments, pay dividends, repurchase equity interests, make other payments with respect to equity interests, repay or repurchase subordinated debt and engage in affiliate transactions. In addition, certain agreements also contain financial covenants that would require us to maintain certain financial ratios under certain circumstances. The ability of us and our subsidiaries to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations under all of our outstanding debt, which could have a material adverse effect on our business, results of operations or financial condition.
We may be exposed to increased litigation, which could have an adverse effect on our business and operations.
We may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Entegris’ business and CMC’s business. Such litigation may have an adverse impact on our business and results of operations or may cause disruptions to our operations.

USE OF PROCEEDS
If all the Adjusted CMC Stock Options described in this prospectus are exercised, we will receive aggregate net proceeds of up to approximately $15 million. We intend to use any such proceeds for general corporate purposes.

CMC MATERIALS, INC. 2021 OMNIBUS INCENTIVE PLAN AND CABOT MICROELECTRONICS CORPORATION 2012 OMNIBUS INCENTIVE PLAN, EACH ASSUMED BY ENTEGRIS, INC.
Overview
Pursuant to the Merger Agreement and effective as of the completion of the Merger, we assumed certain outstanding stock options held by certain former employees, non-employee directors and other eligible service providers of CMC. Those stock options were issued pursuant to the CMC Plans, and, in accordance with the Merger Agreement, became Adjusted CMC Stock Options with respect to our common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such Adjusted CMC Stock Option. This prospectus relates to the shares of our common stock that may be issued upon exercise or settlement of those Adjusted CMC Stock Options.
General Plan Information
Effective as of the effective time of the Merger (the “Effective Time”), the Board of Directors of Entegris (the “Board”) or a committee appointed by the Board (the “Committee”) is the administrator of the CMC Plans and the outstanding awards under the CMC Plans. No additional awards will be made under the CMC Plans.
Copies of the plan documents for the CMC Plans, any rules and regulations and other important plan information for the CMC Plans, including the original prospectuses, may be obtained by contacting Joseph Colella, Senior Vice President, General Counsel and Secretary of Entegris, at (978) 436-6500.
Conversion of CMC Stock Options in the Merger
How did the completion of the Merger affect my CMC stock options?
Pursuant to the Merger Agreement and effective as of the Effective Time, your CMC stock options vested in full and were assumed and converted into Adjusted CMC Stock Options with respect to shares of Entegris common stock (“Shares”).
At the Effective Time, each CMC stock option issued under the CMC Plans that was outstanding immediately prior to the Effective Time vested in full and was assumed and converted into an Adjusted CMC Stock Option to purchase, on the same terms and conditions as were applicable to such CMC stock option immediately prior to the Effective Time, the number of Shares (rounded down to the nearest whole number of Shares) equal to the product of (i) the number of shares of CMC common stock subject to such CMC Materials stock option immediately prior to the Effective Time multiplied by (ii) the stock award exchange ratio (as discussed in the question below, “What is the stock award exchange ratio”), with an exercise price per Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of CMC common stock subject to such CMC stock option immediately prior to the Effective Time by (2) the stock award exchange ratio.
What is the “stock award exchange ratio”?
The stock award exchange ratio is 1.8206, which is the sum of (i) 0.4506 of a Share and (ii) the quotient (rounded to the fourth decimal place) of (1) the cash consideration of $133 per share of CMC Materials common stock divided by (2) the volume weighted average price per Share (calculated to the nearest one-hundredth of one cent) on the NASDAQ, for the consecutive period of ten (10) trading days beginning on the twelfth (12th) trading day immediately preceding the date of the closing of the Merger (the “Closing Date”) and concluding at the close of trading on the second (2nd) trading day immediately preceding the Closing Date.
How will a change in shares of Entegris common stock affect my options?
In the event a recapitalization, stock split, or other event affects the Shares, the Committee may, as it determines equitable, adjust the number and type of shares subject to outstanding stock options, as well as the exercise price of such stock options.
Stock Options
What is a stock option?
A stock option gives you the right to purchase Shares at the applicable exercise price.

What are the terms of my options?
CMC originally determined the terms of your grant. At the time of grant, you were given an award agreement that set forth the original number of shares covered by the CMC stock option, the original exercise price, the expiration date, any conditions to exercise and any other terms or conditions that apply.
As discussed in the question above, “How did the completion of the Merger affect my CMC stock options?”, your CMC stock option was assumed and converted into an Adjusted CMC Stock Option in connection with the Merger, and the number of shares covered by, and exercise price of, the stock option were each adjusted in connection with the Merger.
How was the exercise price of my option originally determined?
CMC originally determined the exercise price of your CMC stock options. As discussed in the question above, “How did the completion of the Merger affect my CMC stock options?”, your CMC stock options were assumed and converted into Adjusted CMC Stock Options in connection with the Merger, and the number of shares covered by, and exercise price of, the stock options were each adjusted in connection with the Merger.
When can I exercise my options?
You may exercise your Adjusted CMC Stock Options through the expiration of your grant (see question below, “When do my options expire?”). All your Adjusted CMC Stock Options became fully vested and exercisable (subject to any applicable blackout periods or other trading restrictions) at the Effective Time.
How do I exercise my options?
If you want to exercise your Adjusted CMC Stock Options, you should access your Fidelity account at www.netbenefits.com.
When do my options expire?
Your award agreement includes this information, which may vary among your Adjusted CMC Stock Options. Please read the applicable award agreement carefully so that you understand when your Adjusted CMC Stock Options expire.
Restrictions on Transfer and Sale
Are my awards transferable?
Generally, you cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate your award, other than by will or the laws of descent and distribution, depending on the terms of the applicable CMC Plan and/or your award agreement. Your Adjusted CMC Stock Options will be exercisable during your lifetime only by you or, if permissible under applicable law and/or your award agreement, by your guardian, legal representative or family trust.
What restrictions might apply to the Shares I acquire?
All certificates for Shares or other securities delivered under the applicable CMC Plan pursuant to any award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the applicable CMC Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
U.S. Income Tax Implications
The discussion below is a general description of the expected U.S. federal income tax effects applicable to your Adjusted CMC Stock Options based on current law. This section only applies to your Adjusted CMC Stock Options if you are subject to U.S. taxation. The discussion does not address Social Security, state, local or foreign taxes, or any other tax consequences that may be relevant to you based on your particular circumstances. Because the Adjusted CMC Stock Options involve complex tax considerations, we urge you to consult your personal tax advisor before you make any decisions about your awards.
We are not guaranteeing any particular tax results related to your Adjusted CMC Stock Options. We shall withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws.
IRS CIRCULAR 230 DISCLAIMER: TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS COMMUNICATION (AND ATTACHMENTS) IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN AS PART OF THE DISCLOSURE IN THIS PROSPECTUS SUPPLEMENT, WHICH IS BEING USED BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
When will I be taxed with respect to an option?
Generally, taxable income is not recognized upon the grant of a stock option. Rather, typically at the time of exercise of the stock option, you shall recognize ordinary income for income tax purposes in an amount equal to the fair market value on the date of exercise of any Shares received. We generally shall be entitled to a tax deduction at such time and in the same amount that you recognize ordinary income. Your tax basis in any Shares shall be the fair market value on the date of exercise, and if the Shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the Shares on the date of exercise shall generally be taxable as long-term or short-term capital gain or loss (if the Shares are a capital asset) depending upon the length of time such shares were held by you.
Will I recognize additional income when I sell Shares acquired under an option?
Yes. You shall recognize capital gain to the extent the amount realized upon the sale of Shares exceeds their fair market value at the time you recognized the ordinary income (in general, the exercise date) with respect to their acquisition. A capital loss shall result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss shall be long-term if the Shares are held for more than one year prior to the disposition.
What are the Company’s tax effects in connection with the options?
We generally shall be entitled to a deduction in the same amount and at the same time that you recognize ordinary income related to your Adjusted CMC Stock Options.

DESCRIPTION OF SECURITIES
This prospectus contains summary descriptions of the common stock that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security.
DESCRIPTION OF CAPITAL STOCK
General
Our common stock, par value $0.01 per share, is registered under Section 12 of the Exchange Act.
The following description of our common stock is only a summary and is not a complete description. We refer you to the applicable provisions of our certificate of incorporation, our by-laws and the Delaware General Corporation Law (the “DGCL”), for a complete statement of the terms and rights of our common stock. This description shall be deemed to be updated by any report or amendment thereto that we file with the SEC for the purpose of updating this description.
Common Stock

Voting Rights
Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. The common stock does not confer cumulative voting rights.
Our by-laws provide that, except as otherwise provided by law, our certificate of incorporation or our by-laws, the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. When a quorum is present at any meeting, a majority of the votes properly cast upon any proposal (other than a contested election) will determine the outcome, except when a larger vote is required by law, our certificate of incorporation or our by-laws. A majority of the votes cast means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. In the case of a contested election for the office of director, a plurality of the votes properly cast will elect the director. A contested election is any election where the number of nominees exceeds the number of directorships to be filled.
Dividends
Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose.
Liquidation Preferences
In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in any assets remaining after the payment of liabilities and the satisfaction of any preferences that may be applicable to any outstanding shares of preferred stock.
Rights and Preferences
Holders of common stock have no preemptive, subscription, conversion, sinking fund or redemption rights. Our outstanding shares of common stock are fully paid and non-assessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we designate.
Anti-Takeover Provisions

The DGCL
We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock (excluding shares held by directors, officers and certain employee stock plans) after giving effect to the transaction in which the person became an interested stockholder.
The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with the person’s affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may opt out of the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not opted out of the application of Section 203.
Certificate of Incorporation and Bylaws
Our certificate of incorporation and by-laws include the following provisions, among others, that could discourage potential acquisition proposals and delay or prevent a change of control, whether by tender offer, proxy contest, removal of directors or otherwise:
•	the number of directors that constitutes the whole board of directors will be fixed exclusively by one or more resolutions adopted by the board of directors, and may not be less than three;
•
vacancies on our board of directors, including those resulting from an increase in the number of directors, will be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by the stockholders;

•
a director may be removed, with or without cause, by the holders of a majority of the then-outstanding shares of capital stock entitled to vote, except to the extent a different vote is required by law;

•
a stockholder’s notice of the stockholder’s intent to bring business before an annual meeting or to nominate a person for election to the board of directors must be received by us within strict guidelines, which may make it more difficult for stockholders to nominate candidates for director or bring items before stockholder meetings;

•	our certificate of incorporation provides that stockholders may not take any action by written consent in lieu of a meeting;
•
our certificate of incorporation provides that special meetings of stockholders may be called by only our Chairman of the Board of Directors, by our Chief Executive Officer (or if there is no Chief Executive Officer, our President) or by our Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office, and the business of any special meeting is limited to matters relating to the purposes stated in the notice of meeting;

•
our certificate of incorporation provides that our by-laws may be altered, amended or repealed by our stockholders only by the affirmative vote of the holders of at least 75% of the then-outstanding shares of capital stock entitled to vote;

•
the affirmative vote of the holders of at least 75% of the then-outstanding shares of capital stock entitled to vote is required to amend or repeal the three preceding provisions of our certificate of incorporation relating to stockholder action by written consent, the call of special meetings and changes to our by-laws, or to adopt any provision inconsistent with the purpose or intent of those provisions;

•
the affirmative vote of the holders of at least 75% of the then-outstanding shares of capital stock entitled to vote is required for our stockholders to alter, amend or repeal any provision of our by-laws or to adopt new by-laws; and

•	our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.
As noted above, our certificate of incorporation authorizes an undesignated class of preferred stock, which enables the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control.
Limitations of Liability; Indemnification
Our certificate of incorporation provides that, except to the extent prohibited by the DGCL, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Our by-laws also provide that each person who is involved in any action, suit or proceeding because the person is or was one of our directors or officers will be indemnified and held harmless by us to the fullest extent authorized by the DGCL and will also be entitled to advancement of expenses in specified circumstances.
Exchange Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol ENTG.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is EQ Shareholder Services.

PLAN OF DISTRIBUTION
This prospectus covers the shares of our common stock that will be issued to former employees, non-employee directors and other eligible service providers of CMC, upon the exercise of certain Adjusted CMC Stock Options outstanding under the CMC Plans, which we assumed pursuant to the Merger Agreement in connection with the closing of the Merger and which are exercisable in shares of our common stock, generally subject to the terms and conditions of the underlying award agreements. Former employees include executors, administrators or beneficiaries of the estates of deceased employees, guardians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees and directors. We are offering these shares of our common stock directly to the holders of the Adjusted CMC Stock Options according to the terms of their award agreements. We are not using an underwriter in connection with this offering. These shares will be listed for trading on the NASDAQ.
In order to facilitate the exercise of any Adjusted CMC Stock Options, we will furnish, at our expense, such reasonable number of copies of this prospectus and the accompanying prospectus to each holder of an Adjusted CMC Stock Option as the holder may request, together with instructions that such copies be delivered to the beneficial owners of these awards.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher, and Flom LLP, New York, New York, will issue an opinion about certain Delaware law matters in connection with the securities offered hereby for Entegris.
EXPERTS
The consolidated financial statements of Entegris, Inc. as of December 31, 2021 and 2020, and for each of the years in the three year period ended December 31, 2021, have been incorporated by reference here in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report of Entegris, Inc. on the effectiveness of internal control over financial reporting as of December 31, 2021, contains an explanatory paragraph that states the Precision Microchemicals business acquired in the year ended December 31, 2021 was excluded by management from its assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2021. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Precision Microchemicals.
The audited historical financial statements of CMC Materials, Inc. included on page 148 of Entegris, Inc.'s Current Report on Form 8-K dated July 6, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Entegris, Inc.
PROSPECTUS

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The expenses relating to the registration of the securities will be borne by the registrant.
Securities and Exchange Commission Registration Fee	$3,115.37
Accounting Fees and Expenses	$30,000
Legal Fees and Expenses	$50,000
Printing Fees	$10,000
Transfer Agent’s Fees and Expenses	$20,000
Miscellaneous	$20,000
Total	$133,115.37
Item 15.	Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the DGCL, inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant’s certificate of incorporation provides that the corporation shall indemnify its directors to the full extent permitted by the laws of the State of Delaware. In addition, the Registrant’s bylaws provide for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.
All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.
The Registrant has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent legally permissible and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 16.	List of Exhibits.
Exhibit No.	Description of Exhibits
2.1
Agreement and Plan of Merger, dated as of December 14, 2021, by and among Entegris, Inc., CMC Materials, Inc. and Yosemite Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on December 16, 2021).

3.1
Amended and Restated Certificate of Incorporation of Entegris, Inc., as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).
4.1
Form of certificate representing shares of Common Stock, $.01 par value per share (incorporated by reference to Exhibit 4.1 to Form S-4 Registration Statement of the registrant and Eagle DE, Inc. (No. 333-124719)).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1	CMC Materials, Inc. 2021 Omnibus Incentive Plan.*
10.2	Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan.*
23.1	Consent of KPMG, Independent Registered Public Accounting Firm.
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages hereto).
107	Filing Fee Table.
*	A “management contract or compensatory plan.”
Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, State of Massachusetts on July 6, 2022.
ENTEGRIS, INC.

By:	/s/ Bertrand Loy
Name:	Bertrand Loy
Title:	President, Chief Executive, Officer and Director (Principal executive officer)
In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Bertrand Loy, Gregory B. Graves and Joseph Colella and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated on July 6, 2022.
Signature	Title
/s/ Bertrand Loy
Bertrand Loy	President, Chief Executive, Officer and Director (Principal executive officer)
/s/ Gregory B. Graves
Gregory B. Graves	Executive Vice President, Chief Financial Officer and Treasurer (Principal financial officer)
/s/ Michael D. Sauer
Michael D. Sauer	Vice President, Controller and Chief Accounting Officer (Principal accounting officer)
/s/ Paul L.H. Olson
Paul L.H. Olson	Director, Chairman of the Board
/s/ Michael A. Bradley
Michael A. Bradley	Director
/s/ Rodney Clark
Rodney Clark	Director
/s/ James F. Gentilcore
James F. Gentilcore	Director
/s/ Yvette Kanouff
Yvette Kanouff	Director
/s/ James P. Lederer
James P. Lederer	Director
/s/ Azita Saleki-Gerhardt
Azita Saleki-Gerhardt	Director